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                            SECURED PROMISSORY NOTE

$6,500,000.00                                                      July 10, 2000

         FOR VALUE RECEIVED, L-3 COMMUNICATIONS CORPORATION, a Delaware corporation ("L-3"), hereby promises to pay to the order of LOGIMETRICS, INC., a Delaware corporation (the "Holder"), the principal amount of SIX MILLION FIVE HUNDRED THOUSAND DOLLARS and 00/100 ($6,500,000.00), such principal to be due and payable on earlier of (a) the consummation of the Public Offering (as defined in that certain Purchase Agreement, dated the date hereof, between the Holder and L-3 (as the same may be amended from time to time, the "Agreement")) and (b) January 2, 2001 (the "Maturity Date").

         1. PAYMENTS. All payments of principal and any Default Interest (as defined below) hereunder shall be made in United States Dollars and in immediately available funds. All payments made hereunder shall be credited (a) first, against any fees, costs or expenses due hereunder from L-3 to the Holder,
(b) second, against any accrued and unpaid Default Interest on this Note, and
(c) third, against principal outstanding under this Note.

         2. SECURITY INTEREST. This Note will be initially secured by a pledge of 43.33% of the Purchaser Shares (as defined in the Agreement) pursuant to a Stock Pledge Agreement, dated the date hereof (as the same may be amended from time to time, the "Stock Pledge Agreement"). As provided in the Stock Pledge Agreement, for every prepayment, payment or set-off by L-3 of all or a portion of the principal amount of this Note (including pursuant to Section 1.1(c), 1.5 or 7.3 of the Agreement), a number of Purchaser Shares equal to the Released Pledged Shares (as defined in the Agreement) will be released from the Encumbrance (as defined in the Agreement) of the Stock Pledge Agreement and delivered to L-3. As provided in the Stock Pledge Agreement, upon L-3's payment of this Note in full, all Purchaser Shares then subject to the Encumbrance (as defined in the Agreement) of the Stock Pledge Agreement will be automatically released from the Encumbrance (as defined in the Agreement) of the Stock Pledge Agreement and delivered to L-3.

         3. PREPAYMENT. From time to time, pursuant to Section 1.1(c) of the Agreement and subject to Section 1.1(b) of the Agreement, L-3 shall prepay all or a portion of the outstanding principal amount, such prepayment to be made within five (5) business days after receipt by L-3 of the Required Prepayment Notice (as defined in the Agreement).

         4. SET-OFF. If the Holder is required to indemnify any indemnified party pursuant to Article VII of the Agreement (as determined by a court of competent jurisdiction or by an arbitration award), then L-3 shall be entitled, in addition to any other right or remedy it may have, to exercise rights of set-off against any amounts then due and payable or that may thereafter become due and payable to the Holder under this Note.

         5. OTHER DEBT. If L-3 or any of its Affiliates (as defined in the Agreement) provides Purchaser Credit Support (as defined in the Agreement), in respect of all or any portion of the









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Company's Debt (as defined in the Agreement), then the amount of the Purchaser
Credit Support shall constitute, to the extent of the amount of the Purchaser Credit Support, a Credit Support Payment (as defined in the Agreement); provided, however, (a) if the Company's Debt has been paid in full and none of the Purchaser Credit Support has been utilized or called upon, then the Credit Support Payment shall be deemed not to have been made, and (b) if, at any time, the amount of the Purchaser Credit Support shall have been permanently reduced by reason other than the payment by or on behalf of the Purchaser of any amount in respect of such Purchaser Credit Support, then the Credit Support Payment shall be deemed not to have been made, but only to the extent of such reduction.

         6. CANCELLATION OF NOTE. L-3's obligations of payment under this Note may be cancelled pursuant to the provisions of Section 1.1(b) of the Agreement, which provisions are incorporated herein by reference in their entirety.

         7. EVENTS OF DEFAULT; REMEDIES.

         (a) "Event of Default" means the occurrence of one or more of the following events: (i) the failure of L-3 to pay the principal amount of this Note on the Maturity Date for a period of two business days after written notice of such failure is given to L-3 by the Holder; (ii) the commencement of any proceeding instituted by or against L-3 under any laws relating to bankruptcy, insolvency, receivership or arrangements with creditors and such proceeding is not dismissed, stayed or vacated within 60 days; (iii) the dissolution, liquidation or winding up of the affairs of L-3; (iv) an assignment for the benefit of creditors by L-3; or (v) the insolvency or written admission of inability of L-3 to pay its debts as they mature.

         (b) Upon the occurrence and during the continuance of an Event of Default and the expiration of the applicable cure period (if any), interest shall accrue on the outstanding principal at an overdue rate equal to 10% per annum ("Default Interest").

         (c) If an Event of Default shall have occurred and be continuing, the Holder shall have, in addition to all other rights given by law or by this Note, the right, at its option, by written notice to L-3 to declare all the indebtedness described herein or evidenced hereby and the collection fees thereof to be immediately due and payable, and upon such delivery or mailing of such notice, all such indebtedness and collection fees shall become immediately due and payable.


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         8. NOTICES. All notices, consents, requests, waivers or other communications (each a "Notice") which, by provision of this Note, is required or permitted to be given or served to L-3 shall be given and served for all purposes (a) if hand delivered, (b) if sent by nationally recognized overnight courier, or (c) if sent by registered or certified mail, postage prepaid, return receipt requested to the following address:

                                 L-3 Communications Corporation
                                 Narda Microwave
                                 435 Moreland Road
                                 Hauppauge, N Y 11788
                                 Tel:  (631) 231-1700
                                 Fax:  (631) 725-8039
                                 Attention:  Mr. John Mega

                                 with copies to:

                                 L-3 Communications Corporation
                                 600 Third Avenue
                                 New York, NY 10016
                                 Tel:  (212) 697-1111
                                 Fax:  (212) 805-5494
                                 Attention:  Christopher C. Cambria, Esq.; and

                                 Whitman Breed Abbott & Morgan LLP
                                 200 Park Avenue
                                 New York, NY 10166
                                 Tel.:  (212) 351-3000
                                 Fax:  (212) 351-3131
                                 Attention:  James P. Gerkis, Esq.

Each Notice shall be deemed effective upon receipt (or refusal of receipt).

         9. AMENDMENTS; WAIVERS; CONSENTS. This Note may not be waived, changed, modified or discharged orally, but only by an agreement in writing which is signed by both L-3 and the Holder. Except as otherwise provided in this Note, the Agreement or the Stock Pledge Agreement, L-3 hereby waives presentment, demand for payment, diligence, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

         10. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. L-3 hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on L-3 anywhere in the world by the same methods as are specified for the giving of notices under this Note. L-3 hereby irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. L-3 hereby irrevocably waives any objection



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to the laying of venue of any such suit, action or proceeding brought in such court and irrevocably waives any claim that any such suit, and action or proceeding brought in any such court has been brought in an inconvenient forum.

         11. SUCCESSORS. This Note shall inure to the benefit of the Holder and its successors and assigns.


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         IN WITNESS WHEREOF, L-3 has duly executed this Note as of the date first above written.

                                   L-3 COMMUNICATIONS CORPORATION


                                   By: /s/ Christopher C. Cambria
                                       _________________________________
                                   Name:  Christopher C. Cambria
                                   Title:  Vice President




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